Exhibit 12.1

                                     Computation of Earnings to Fixed Charges
                                                                                                     Nine Months
                                                             Fiscal Year Ended                          Ended
                                        ----------------------------------------------------------  -------------
                                           1994        1995        1996        1997         1998    October 3, 1999
                                        ----------  ----------  ---------   ----------   ---------- -------------
Income (loss) before income             $  77,366   $ 135,219   $ 121,148   $ (37,820)   $(337,474)   $ (286,282)
  taxes, minority interest
  and equity in joint venture
  income (loss)

Fixed Charges (1)                           5,524       4,383       3,528      13,944       23,156        20,502

Total earnings and fixed charges        $  82,890   $ 139,602   $ 124,676   $ (23,876)   $(314,318)   $ (265,780)

Fixed Charges (1)                           5,524       4,383       3,528      13,944       23,156        20,502

Ratio of earnings to fixed charges(2)        15.0        31.8        35.3         N/A          N/A          N/A

-------------------

(1)  Fixed charges consist of interest  expense  incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2)  Earnings were  inadequate to cover fixed charges for fiscal 1997 and 1998 and the nine months ended October 3,
     1999 by approximately $37.8 million, $337.5 million and $286.3 million, respectively.


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